Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

THE ALKALINE WATER COMPANY INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1. DESIGNATION AND AMOUNT

1.1 The corporation (the "Corporation") is authorized to issue up to 100,000,000 shares of preferred stock, with a par value of $0.001 per share ("Preferred Stock"). 6,681,090 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series S Preferred Stock" with the following rights, qualifications, preferences, limitations and terms.

(continued on Schedule A)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer Richard A. Wright

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

SCHEDULE A
TO
CERTIFICATE OF DESIGNATION
FOR SERIES S PREFERRED STOCK
OF
THE ALKALINE WATER COMPANY INC.

2. CONVERSION

The holders of Series S Preferred Stock (each, a "Holder" and collectively, the "Holders") will have conversion rights as follows (the "Conversion Rights"):

2.1 Right to Convert

Each one (1) share of Series S Preferred Stock will be convertible, without the payment of any additional consideration by the Holder thereof and at the option of the Holder thereof, at any time after such shares have vested as provided in the agreement (the "Grant Agreement") granting the shares of Series S Preferred Stock to the Holder, into one (1) fully paid and non-assessable share of common stock (the "Common Stock") of the Corporation (the "Conversion Ratio"). The Conversion Ratio will be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series S Preferred Stock is convertible, as hereinafter provided. No share of Series S Preferred Stock will be convertible into Common Stock until such shares have vested in accordance with the terms of the Grant Agreement.

2.2 Mechanics of Conversion

The Holders shall effect conversions of shares of Series S Preferred Stock by providing the Corporation at its principal executive offices with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"). Each Notice of Conversion will specify the number of shares of Series S Preferred Stock to be converted, the number of shares of Series S Preferred Stock owned prior to the conversion at issue, the number of shares of Series S Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date will be a day not less than five (5) and not more than 30 days after the date that the Corporation receives such Notice of Conversion (such date, the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion or the Conversion Date specified in the Notice of Conversion is a day less than five (5) days or more than 30 days after the date that the Corporation receives such Notice of Conversion, the Conversion Date will be the date that is the fifth (5th) day after the date that the Corporation receives such Notice of Conversion. No ink-original Notice of Conversion will be required, nor will any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion will control in the absence of manifest or mathematical error. To effect

conversions of shares of Series S Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series S Preferred Stock to the Corporation unless all of the shares of Series S Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate(s) representing such shares of Series S Preferred Stock promptly following the Conversion Date at issue but the issuance of the Common Stock on such conversion will not be conditional upon such delivery. Shares of Series S Preferred Stock converted into Common Stock in accordance with the terms hereof will be cancelled and will not be reissued.

2.3 Fractional Shares

No fractional shares or scrip representing fractional shares will be issued upon the conversion of the Series S Preferred Stock. In lieu of any fractional share to which the Holder would otherwise be entitled to receive upon such conversion, the Corporation shall issue such number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock.

2.4 Reservation of Stock

The Corporation shall, at all times when any shares of Series S Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Series S Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all outstanding shares of Series S Preferred Stock, the Corporation shall, as soon as reasonably practicable, take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

2.5 Adjustment

In the event the Corporation, at any time or from time to time after the date of designation the Series S Preferred Stock, declares or pays any dividend or makes any other distribution on the Common Stock payable in Common Stock or effects a subdivision or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then the Conversion Ratio will be proportionately increased or decreased, as applicable, concurrently with the effectiveness of such stock dividend, stock distribution, subdivision or consolidation.

3. PROTECTION PROVISIONS

3.1 The Corporation shall not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate of Designation, but shall at all times in good faith assist in carrying out of all the terms of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holders against impairment.

3.2 So long as any shares of Series S Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent from shareholders holding no less than a majority of the outstanding shares of Series S Preferred Stock):

(a) alter or change the rights, preferences or privileges of the Series S Preferred Stock;

(b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series S Preferred Stock;

(c) enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions; or

(d) cause or authorize any subsidiary of the Corporation to engage in any of the foregoing actions.

4. MISCELLANEOUS

4.1 Upon receipt by the Corporation of:

(a) evidence of the loss, theft, destruction or mutilation of any certificate(s) for Series S Preferred Stock; and

(b) (i) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (ii) in the case of mutilation, surrender of the mutilated certificate(s),

the Corporation shall execute and deliver new certificate(s) for Series S Preferred Stock of like tenor and date.

4.2 Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series S Preferred Stock granted hereunder may be waived as to all shares of Series S Preferred Stock (and the holders thereof) upon the written consent of the Holders holding no less than a majority of the outstanding shares of Series S Preferred Stock, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series S Preferred Stock will be required.

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES S PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series S Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the "Common Stock"), of The Alkaline Water Company Inc., a Nevada corporation (the "Corporation"), according to the conditions hereof, as of the date written below.

Conversion calculations:

Date to Effect Conversion: ______________________________

Number of shares of Series S Preferred Stock owned prior to Conversion: ______________

Number of shares of Series S Preferred Stock to be Converted: ______________

Number of shares of Common Stock to be Issued: ______________

Applicable Conversion Ratio: ______________________________

Number of shares of Series S Preferred Stock subsequent to Conversion: ______________

Address for Delivery:

____

____

____

[HOLDER]

By:______________________________

Name:

Title: